Exhibit 23.3

The Board of Directors
Qumu Corporation:

We consent to the use of our report dated March 15, 2019, with respect to the consolidated balance sheet of Qumu Corporation as of December 31, 2018, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes, incorporated herein by reference.

Our report refers to a change in the method of accounting for revenue.

/s/ KPMG LLP

Minneapolis, Minnesota

November 3, 2020